Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2009

Dear Shareholders, Customers and Employees,

The Bank is pleased with its history of sound asset quality.  However, in the current economic climate, the Bank, like many other financial institutions, is experiencing an increased level of non-performing loans.  As a result, we increased our allowance for loan losses $4 million during the quarter ended September 30, 2009, with approximately $3 million of this provision related to one large commercial credit.  The Bank has been working with this customer for some time and we believe the additional provision is the appropriate action at this time.

As with many financial reports there can be good news and bad news.  In this case the bad news is that we have felt the need to add $5.7 million to our allowance for loan losses for the nine month period ended September 30, 2009.  The good news is that even with this large allocation the Corporation was still able to generate approximately $2 million in net income during this period.  Additionally, the net interest margin was 3.77% and the efficiency ratio was 56.50%.

One final item that should be noted is that during these difficult economic times the Corporation's shareholders’ equity has increased $3.5 million since the beginning of 2009. We continue to proactively navigate through an increasingly more difficult credit cycle and offer our appreciation to our shareholders, customers and dedicated employees.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Nine months ended September 30, 2009	Nine months ended September 30, 2008
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 25,041	$ 26,533
Interest expense	9,605	12,039
Net interest income	15,436	14,494
Provision for loan losses	5,725	1,245
Net interest income after provision for loan losses	9,711	13,249
Non-interest income	3,417	2,620
Non-interest expenses	11,086	10,992
Income before income taxes	2,042	4,877
Provision for income taxes	52	1,056
Net income	$ 1,990	$ 3,821

Average common shares outstanding	3,442,867	3,449,508

PER COMMON SHARE
Net income	$0.58	$1.11
Cash dividends	$0.45	$0.45
Book value	$15.72	$14.48
Closing price	$11.20	$10.32

FINANCIAL RATIOS
Return on average assets	0.43%	0.86%
Return on average equity	5.05%	10.27%
Net interest margin	3.77%	3.65%
Efficiency ratio	56.50%	61.60%
Loans to deposits	91.84%	89.09%
Allowance for loan losses to loans	1.80%	0.71%
Cash dividends to net income	77.87%	40.53%

PERIOD END BALANCES
	As of September 30, 2009	As of December 31, 2008
Assets	$602,032	$616,064
Loans (including available-for-sale)	$414,769	$418,385
Deposits	$451,625	$464,792
Shareholders' equity	$54,118	$50,660

Common shares outstanding	3,443,766	3,441,663

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt - President/CEO

Brian D. Young - CFO/Executive V.P./Treasurer

Heather M. Oatman - Secretary

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - President/CEO/Chairman

Brian D. Young - CFO/Executive V.P.

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, Ohio 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211